EXHIBIT 99.1

Q1 CONFERENCE CALL SCRIPT

Lainie Corten:

Thank you and good afternoon.  Before introducing Claes Glassell, president and chief executive officer of Cerus, I remind you that during this call we will be making forward-looking statements that involve risks and uncertainties, including statements about development, research, regulatory progress, commercialization, finances and business prospects. Our actual results may differ materially from those suggested by forward-looking statements we will be making.  I call your attention to the disclosure in our SEC filings, in particular our most recent annual report filed on Form 10-K/A for the year ended December 31, 2005, including the section entitled “Risk Factors.”  To request copies of our SEC filings or our press releases, please call 925-288-6319 or find them on our website at cerus.com.  This call will be archived temporarily on our website, and will not be updated during that time.

I’ll now turn the call over to Claes.

Claes Glassell:

Thank you, Lainie. I am here today with David Cook, our vice president of research and development, and also our chief financial officer, Bill Dawson.

In the last quarter we made significant progress in our development programs and in our relationships with partners.  The new INTERCEPT agreement with Baxter has given us greater control over the future of our blood safety programs, and simultaneously removed the financial uncertainty that was associated with the Baxter loan dispute.  In addition, we announced a new immunotherapy development program and the signing of a letter of intent to enter a second commercialization agreement for INTERCEPT with BioOne.  We’ve succeeded in establishing a firm foundation for our future growth, and I’d like to spend a few minutes sharing our vision for Cerus through the end of 2005 and beyond.

We believe our Listeria immunotherapy platform offers significant advantages over existing approaches, and that our platform will allow us to establish a leadership position in the field of cancer immunotherapy.  To support this long-term goal, we are aiming to file an IND by year-end for CRS-100, a Listeria-based therapeutic designed to treat colorectal cancer that has spread to the liver.  CRS-100 was selected as our first candidate to enter the clinic for three reasons.  First and most importantly, CRS-100 would address a major unmet need in colorectal cancer patients. Second, its mechanism of action, which triggers both innate and adaptive immunity, is uniquely suited to address liver-specific disease.  Finally, we have generated potent anti-tumor responses in animal studies. Most of the manufacturing methods, pre-clinical data, and patient experience associated with CRS-100 will be applicable to our later Listeria products that incorporate tumor-specific antigens.  We currently have three Listeria-based immunotherapy programs in development, all of which are expected to be in the clinic in 2006. We will look to expand our immunotherapy programs through partnering and by pursuing proprietary and public-domain antigens for internal development.

With regard to blood safety, we continue to believe that pathogen inactivation will play an important role in providing increased levels of safety for transfusion recipients.  In order to advance our INTERCEPT Blood System programs while maintaining a disciplined approach to spending, we will be focusing on the products and geographies that we believe offer the greatest near-term opportunity for value creation.  In 2005, our four INTERCEPT priorities will be (1) collaborating with Baxter under our new agreement to increase market acceptance of platelets in Europe, (2) also with Baxter, submitting a European CE Mark application for plasma, (3) completing a definitive agreement with BioOne for commercialization of plasma in Asia, and (4) initiating discussions with FDA regarding the design of potential red blood cells trials using the modified S-303 treatment process.  Completing these four goals will enable us to make progress in the European and Asian markets most favorable for adoption of platelets and plasma, and will position us to make informed decisions regarding the future direction of the red blood cell program.

I’d like to give you an update on our experience working with Baxter under the new agreement. We are pleased to see increases in activity surrounding European commercialization. I want to remind you that 2005 will be a year to build customer relationships that we expect will lead to increased future INTERCEPT sales. Within the new partnership framework, we’re taking an active role in reviewing all aspects of the program. We are evaluating marketing and selling activities and regulatory approaches within key countries, and are working with customers to define the value proposition based on experience studies in individual blood centers.

I recently made a trip to visit our partner BioOne in Japan and China, and I’d like to comment on a couple of things that impressed me during my visit.

First and foremost, BioOne has made considerable progress on commercializing pathogen-inactivated platelets in the relatively short time since our partnership was formed.  They have established a close working relationship with the Japan Red Cross, which, under a directive from the Ministry of Health, is actively evaluating pathogen inactivation for both platelets and plasma. BioOne has begun to work with regulatory authorities in other Asian countries, and also to identify customers that are interested in pathogen inactivation.

BioOne is singularly focused on bringing pathogen inactivation to Asia.  In Japan, the clear market need has enabled BioOne to assemble a qualified management team and to raise money from a premier group of investors. In addition, BioOne has substantial knowledge and contacts within the region. We are very pleased to have BioOne as a partner for INTERCEPT.

Finally, I want to reiterate that we are maintaining our focus on financial discipline, including our 2005 goal of ending the year with in excess of $45 million in cash.  In addition to careful control over our spending, we’ll continue to pursue non-dilutive sources of new funds, including new partnerships and grants.  Later in the call, Bill will review our first quarter financials, which demonstrate our progress in achieving these targets.

Now I’ll now turn the call over to David Cook, our vice president of research and development.

David Cook:

Thanks, Claes. I’d like to provide an update on recent R&D progress in immunotherapy and blood safety.

An important scientific accomplishment in the last quarter has been the elucidation of the mechanism of CRS-100 for treating metastatic disease in the liver. CRS-100 is a proprietary strain of Listeria which is designed to be active without the inclusion of a specific tumor antigen.  We have shown that CRS-100 is taken up by macrophages in the liver, stimulating a potent innate immune response.  Using transgenic mice, we have begun to define the multiple pathways activated by CRS-100 in order to recruit innate immune cells to the liver.  Importantly, activated NK cells cause tumor destruction, and fragments of the tumor are then picked up by dendritic cells and presented to the adaptive immune system.  This creates a long-term, antigen-specific memory response to the tumor, as shown in our animal studies.

In our program for colon cancer metastasized to the liver, achieving our goal of a year-end IND filing for CRS-100 involves three major tasks.  The first is scaling up production to support both toxicology testing and the initial clinical studies.  I’m happy to report that we successfully completed our first manufacturing run for CRS-100. Next, we will need to complete a series of toxicology studies to support the IND application. We’ve already conducted single-dose studies in mice and non-human primates.  We next plan to conduct multi-dose toxicology studies. Finally, we are planning to hold a pre-IND meeting with FDA in Q3.  To support this, we are now developing a Phase I clinical protocol with investigators at Johns Hopkins.

We continue to make progress in our other immunotherapy programs, MEDI 543 in collaboration with MedImmune, and CRS-207 for pancreatic and ovarian cancer in collaboration with Johns Hopkins.  For both of these programs, in which our Listeria is engineered to express specific tumor antigens, a critical step is generation of candidate vaccine strains.  Careful screening of these candidate strains with a focus on immune response and anti-tumor activity will lead to selection of optimized strains for clinical trials.  In the last quarter, we delivered a panel of Listeria-EphA2 candidates to MedImmune, so that they can select a strain and complete pre-clinical development of MEDI 543.  We also began our own evaluation of a panel of Listeria-Mesothelin candidates, which will lead to selection of an optimal strain for CRS-207.

We continue to invest aggressively in our immunotherapy intellectual property estate. This past quarter we achieved an important expansion of our intellectual property rights for Mesothelin, which we believe has great value as a target antigen for immunotherapy. We extended our exclusive field to encompass all therapeutic and prophylactic uses covered by the Johns Hopkins Mesothelin patents.

Other R&D achievements were highlighted in recent presentations at the annual meeting of the American Association for Cancer Research. In the first presentation, we described the construction of Listeria-Mesothelin strains.  We demonstrated their therapeutic anti-tumor efficacy and ability to markedly increase survival in a mouse model.  This presentation also included data from our single-dose toxicology studies, where Listeria were delivered safely to non-human primates by two different routes of administration.  The second presentation showed in an animal model that our Listeria-based vaccines are able to stimulate and boost antigen-specific immune responses, even in the presence of pre-existing immunity to Listeria.  These data distinguish the Cerus platform from conventional biological vectors, including commonly used viral vectors, which typically lose their efficacy once vector-specific immune responses are initiated.  Both of these presentations are available on our website.

Turning now to our INTERCEPT programs, we’ve made both regulatory and R&D progress in several areas.  This past quarter, Baxter submitted our supplemental Phase III SPRINT trial analysis to the FDA, which is a critical step in determining what additional clinical studies might be required for the platelet system before we can obtain approval in the United States.  We also made progress in the preparation of our CE Mark application for the plasma system, including a productive meeting with regulatory authorities in Europe, and we continue to target a goal of year-end filing.

For the red blood cell program, we are encouraged by data generated using the modified S-303 treatment process that we announced in December of last year.  We’ll be presenting some new data at the International Society of Blood Transfusion meeting in July supporting the use of the modified process.  As Claes mentioned earlier, we anticipate initiating discussions with the FDA later this year regarding the potential design of clinical trials to evaluate the modified process.  In the first quarter, we made progress toward this goal by submitting the clinical trial report for the halted Phase III clinical trial in acute patients, which used the original S-303 treatment process.  Prior to meeting with FDA, we also plan to complete and submit a similar report for the Phase III chronic trial, which also used the original process.  We also plan to present several additional pre-clinical studies characterizing the modified S-303 process. As we indicated in our last conference call, we would likely need to conduct early phase trials with the modified process before starting a Phase III red cell study.

I’ll now turn the call over to Bill Dawson, our chief financial officer, for a discussion of our first quarter financial results.

Bill Dawson:

Thanks, David.

Revenue for the first quarter of 2005 was $6.4 million, up from $3.6 million for the first quarter of 2004, due to increases in funding for immunotherapy R&D from the U.S. Armed Forces and amounts recognized this quarter from deferred upfront payments received last year from both MedImmune and BioOne.  Total operating expenses for the first quarter of 2005 were $7.5 million, down from $11.7 million for the same period in 2004, primarily due to the effects of the strategic realignment implemented in June 2004.

Loss from operations for the first quarter of 2005 narrowed to $1.1 million from $8.1 million for the first quarter of 2004 as a result of both increased funding for research and development programs and reduced operating expenses. As compared to the immediately preceding quarter, operating loss declined from $4.4 million in the fourth quarter of 2004.

Net income for the first quarter of 2005 was $21.4 million, or 92 cents per diluted share, compared to a loss of $9.2 million, or 42 cents per share, for the first quarter of 2004. Net income in the current period included a one-time non-operating gain of $22.1 million recognized in connection with the restructured loan agreement with Baxter announced in February 2005.

At March 31, 2005, we had cash, cash equivalents and short-term investments of $55.9 million, down from $95.3 million at year-end. Our cash balance at the end of March reflected the payment of $34.5 million to Baxter in February in connection with the loan settlement, as well as the use of $4.7 million in operations, of which $2.3 million related to bonuses earned based on achievement of last year’s corporate objectives and annual insurance premiums that were paid during the quarter.  As Claes said earlier, we are maintaining our goal of ending the year with in excess of $45 million in cash.

I am also pleased that we recently completed documentation and testing of our internal controls under section 404(c) of Sarbanes-Oxley and no material weaknesses were observed.

I’ll now turn the call back over to Claes for some concluding remarks.

Claes Glassell:

Thank you, Bill.

All of the advances made during the last quarter reinforce our feeling that Cerus is truly gaining momentum.  We have a vision for what we’d like to achieve, and we can see continuous progress toward these goals.

To better share this vision with you, we’ve recently launched a redesigned Cerus.com web site.  We’ve changed the structure of the site to reflect our expansion into the areas of cancer and infectious disease, and we’ve added a substantial amount of information about our newer technologies.  I hope you will be able to spend some time exploring the new web site, and that you will continue to visit in order to follow our progress.

In addition, we will hold our annual meeting on June 6th and we certainly welcome your attendance.

Now, I’d like to turn the call over for questions...

[ No questions ]

Claes Glassell:

Thank you all for listening today.  This concludes our call for this quarter, and I hope you will plan to join us again when we report our results from the second quarter of 2005.